Exhibit 99.1

Annual Report Letter
April 21, 2011

We made important advancements in implementing our new strategic growth plan to transform from a largely economy-hotel real estate investment trust (REIT) to one with a stronger presence in the mid-market segment.  We took decisive action on several fronts as part of our new strategic direction:

1.	We re-evaluated and began to reconfigure our portfolio

2.	We strengthened our balance sheet

3.	We took significant steps to improve operations at our hotels

Collectively, these actions will go a long way in moving the transformation forward. A newly configured, more productive portfolio will enable us to achieve a greater return on investment and will provide a clearer competitive advantage.  Together with a stronger balance sheet, we will be able to attract greater interest among investors and from within the investment community.

Re-evaluated and began reconfiguring our portfolio

We completed a comprehensive analysis of each of our assets against new, more stringent criteria in 2010. Our goal is to build a portfolio of properties that are capable of generating an appropriate risk-adjusted return on investment for at least 10 years. We will regularly review and refine our portfolio to achieve the highest possible growth while seeking to diminish the effects of cyclicality in the hotel industry.

The analysis pointed out that we must make major changes to our portfolio over a multi-year period. Many of our hotels are small, under 80 rooms, and over 20 years old. At this stage of their life cycle, these properties often are more efficiently operated by single or small-unit owner/operators who have a lower overhead structure. Focusing on larger, newer hotels, which are better suited to our REIT structure’s strengths, will allow us to achieve higher margins.

In examining our portfolio, one of the more compelling arguments for adjusting our portfolio mix was the difference in Property Operating Income (POI) between our continuing and discontinued operations hotels. POI includes revenues from room rentals and other services less hotel and property operating expenses, and is a key performance measure. The chart on page 2 shows that POI as a percentage of revenue from our continuing operations hotels was more than double that of our discontinued hotels last year.

We identified 18 hotels in the 2010 first quarter that did not meet our new strategic criteria and reclassified them as discontinued operations and began marketing them for sale.  We sold nine of those properties during the year and as a result of our on-going evaluation placed an additional nine assets into discontinued operations, bringing to 18 the number of hotels we presently are marketing for sale.  Consequently, we took a total of $6.1 million in impairment charges in 2010 against assets classified as held for sale and an additional $2.1 million for one hotel in the continuing operations portfolio.

We currently have 88 hotels in continuing operations and will regularly review our portfolio and dispose of those assets that no longer meet our long-term objectives, with a goal of replacing them with assets that we believe will generate better and more sustainable returns with less downside risk over a longer time horizon.

Due to the need to further strengthen our balance sheet, as well as capital constraints brought about by the poor economy, we did not acquire any hotels in 2010. As the economy recovers and we continue to bolster our balance sheet, we intend to acquire hotels and have begun building relationships with developers, owners, management companies and hotel brokers to lay the groundwork for a pipeline of quality properties.

We will continue to own some economy-segment hotels, but over time intend to build up our mid-scale, limited-service hotel portfolio and make it our primary hotel holdings. The prototypical hotel in the future will be an internationally branded property with high guest awareness and satisfaction. Preferred candidates are newly developed properties, or hotels less than 10 years old. Targeted hotel size will be 80 or more rooms. We will concentrate mainly on stable, secondary markets, ideally with some barriers to new competition. We will invest in fewer markets so we can cluster our properties and achieve greater economies of scale. We expect to work closely with developers/operators to acquire newly built properties to take advantage of the upside potential, as well as acquire stabilized properties with proven cash flow.

We will continue to reduce our debt-to-value ratio through additional asset sales and improved operations. We will need to raise additional equity and debt capacity.

Strengthened our balance sheet

In 2010, we reduced our debt by more than 7.5 percent, primarily through the sale of assets. Debt on our continuing operations properties totaled $144.6 million with an average term of 4.1 years and weighted average annual interest rate of 6.19 percent.

Depending on the timing and number of asset sales in 2011, we expect to reduce our debt by $30 million to $34 million, lowering our debt-to-value ratio to the 55 percent range.

Our long-term goal is to maintain a debt-to-value ratio of 40 to 55 percent. Prudent leverage will generate solid returns; and a more conservative approach should give us greater stability, especially in the down phase of the economic cycle.

POI as a Percentage of Revenue*

2009	2010
Continuing Operations – 25.2%	Continuing Operations – 23.6%
Discontinued Operations – 12.8%	Discontinued Operations – 11.0%

*POI (Property Operating Income) is a non-GAAP financial measure and has been reconciled to the comparable GAAP measure.  A reconciliation immediately follows this letter.

Supertel has $17.9 million in mortgage debt maturing in 2011. The credit markets have begun to improve but the lending community remains quite conservative following the steep economic decline. However, conditions appear to be improving and lenders seem more open to providing hospitality-related debt. We expect to benefit from this trend both in the selling and the acquisition of hotels.

Hotel operations

In addition to the deficiencies in our portfolio mix, the downturn exposed the need to evaluate the operations of our hotels. We undertook a broad study of third-party management companies to determine how best to operate our existing portfolio and to adapt as our portfolio evolves.

We extended requests for proposals to 25 operators and received meaningful responses from 17. After reviewing the proposals, we reduced the number and visited five.

We were impressed with the depth of management of the finalists but ultimately determined that we would be best served by retaining multiple operators with strong local market knowledge. We intend to select new operators with in-depth experience and expertise in our portfolio’s current and targeted segments and with a proven track record in the local markets. HLC will continue to manage our Masters Inns portfolio. Our management contracts will be oriented more towards rewarding our operators for performance rather than a standardized fixed fee. We also believe that multiple operators will encourage competition among them to achieve the best and highest possible returns.

Occupancy: Same Store (88 Hotels*)

2009	2010
Midcscale w/o F&B – 54.9%	Midcscale w/o F&B – 60.2%
Economy – 59.0%	Economy – 61.0%
Extended Stay – 63.3%	Extended Stay – 75.0%

*Excludes 18 hotels held for sale

The transition to new operators is expected to be completed by the end of the second quarter 2011, and we expect the transfer to be seamless to our guests. Based on their track records, we are optimistic that these operators will be able to improve margins, profitability and guest satisfaction scores.

We invested $4.3 million to upgrade our properties last year and will nearly double that amount to $8.5 million in 2011.  These upgrades will be made in phases and are not expected to have any meaningful impact on occupancy.

Outlook

Our outlook for both the hotel industry and Supertel is optimistic. Top consulting groups project demand growth to outstrip supply through 2013. Supertel’s continuing operations portfolio posted a 3.1 percent increase in Revenue per Available Room (RevPAR) last year, and we are projecting RevPAR improvement in the 4-plus percent range in 2011. Modest improvement in the short-term is attributable to our concentration in economy hotels, which tend not to lose as much RevPAR in a downturn but also do not improve as much in a recovery. We expect that the reconfiguration of our portfolio to include larger, mid-scale, limited-service hotels will have a favorable impact on RevPAR and returns. We made considerable progress in improving occupancy in 2010, and we will increasingly turn our efforts to improving room rate in 2011.

We have made good progress in the transformation of the company, which will be a multi-year process. Reinstatement of the dividend is a priority, once we have further strengthened our balance sheet, the economy and our hotel operations continue to improve and it becomes prudently feasible.

The board of directors has provided valuable insight and direction. Our senior management team has made great strides, and I thank them and all of our associates for the hard and productive work they have done to move our company in a new direction.

We still have a long way to go in our transformation, but we have made measurable progress in executing our strategic plan, a plan that we are confident will lead to a stronger company with less volatility.

William C. Latham

Chairman

Kelly A. Walters

President & Chief Executive Officer

Property Operating Income

The following presentation includes some non-GAAP financial measures. The company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results for all of the company’s continuing and discontinued operations hotel properties. (Unaudited-in thousands)

RECONCILIATION OF NET LOSS TO POI-UNAUDITED:	Twelve months
	ended December 31,
	2010	2009
Net loss	$ (10,602)	$ (27,525)
Depreciation and amortization, including discontinued operations	11,708	14,241
Net gain on disposition of assets, including discontinued operations	(1,276)	(2,264)
Other income	(122)	(134)
Interest expense, including discontinued operations	12,224	13,015
General and administrative expense	3,514	3,813
Impairment losses	8,198	24,148
Income tax benefit, including discontinued operations	(1,757)	(1,647)
Room rentals and other hotel services - discontinued operations	(18,266)	(23,924)
Hotel and property operations expense - discontinued operations	16,252	20,862
POI--continuing operations	$ 19,873	$ 20,585

POI--continuing operations	$ 19,873	$ 20,585
Room rentals and other hotel services - discontinued operations	18,266	23,924
Hotel and property operations expense - discontinued operations	(16,252)	(20,862)
Room rentals and other hotel services - continuing operations	(84,114)	(81,570)
Hotel and property operations expense - continuing operations	64,241	60,985
POI--discontinued operations	$ 2,014	$3,062